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Exhibit 23.3

Independent Auditors' Consent

The Board of Directors
AmeriVest Properties Inc.:

We consent to the use of our report dated October 23, 2003, with respect to the statement of revenue and certain expenses of the Scottsdale Norte office building in Scottsdale, Arizona for the year ended December 31, 2002 included in the AmeriVest Properties Inc. Form 8-K dated November 13, 2003 and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Ehrhardt Keefe Steiner & Hottman, PC

Denver, Colorado
January 23, 2004

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Independent Auditors' Consent